UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/04/2011

WARREN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-33275

MD	11-3024080
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1114 Avenue of the Americas, 34th Floor, New York, NY 10036
(Address of principal executive offices, including zip code)

(212) 697-9660
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 4, 2011, the Warren Resources, Inc. (the "Company") Board of Directors approved the promotion of Mr. Stephen L. Heiter to Executive Vice President of the Company and Chief Executive Officer of the Company's operating subsidiary, Warren E&P, Inc. ("Warren E&P"), and of Mr. Ronald J. Morin as Senior Vice President -Development of the Company and as Executive Vice President of Warren E&P.

Stephen L. Heiter, age 61, has nearly 40 years of production operations, drilling, and development experience. He began with Warren in April 2007 as Operations Manager for California. For the two years prior to joining Warren, he worked in the commercial construction business in central California. Prior to that, Steve had spent five years with Halliburton as Operations Manager responsible for its business in California and Alaska, including managing engineering and construction groups at Elk Hills for Occidental Petroleum. For the preceding 21 years, Mr. Heiter had a career with Unocal Corporation, a NYSE listed, California-based oil and gas company that was acquired by Chevron for $18 billion. At Unocal, Steve held various operations roles including drilling, production, and asset management. In the Gulf of Mexico, he managed the development of an inland waters field that ultimately produced 125 MMCFD and was the most profitable field at Unocal. Steve was also responsible for onshore U.S. operations that included nine operating units with over 1,000 employees, and capital and expense budgets of $200 million. He also led Unocal's operations risk management efforts worldwide, leading to a significant reduction in losses over 5 years. Mr. Heiter received a Bachelor of Science degree in Mechanical Engineering in 1972 from the University of California, Santa Barbara.

For 2011, Mr. Heiter will receive a base salary of $330,453, plus $72,000 of non-accountable living and vehicle allowances. Additionally, on March 4, 2011 he was granted stock-based incentive compensation of 68,900 restricted shares that vest 1/3rd one year from grant; 1/3rd two years from grant and 1/3rd three years from grant. These restricted stock grants were made pursuant to the Warren Resources, Inc. 2010 Stock Incentive Plan (the "2010 Plan"), which was approved by the Company's stockholders in 2010. The form of award agreements for the 2011 Restricted Stock Awards is attached as Exhibits 10.1.

Ronald J. Morin, age 55, joined Warren E&P in 2008 as Development Manager for California. For the prior two years, he was a retained executive recruiter with Harris & Associates/IIC Partners. For 28 years before that period, Mr. Morin was employed by Unocal Corporation. At Unocal, Ron held various operations roles including asset management and reservoir, drilling and production engineering related to drilling programs in California and onshore Gulf of Mexico. Other roles held at Unocal include acquisitions and divestments, strategic business planning, worldwide operations risk management and investor relations for its New York office. Ron led strategic planning and acquisitions for a $3 billion in revenue growth-oriented business unit, including capital allocation for a $250 million annual capital budget and over $200 million in acquisitions over four years. He also co-led Unocal's investor relations program, directing efforts with 35 analysts and 500 institutional investors. Mr. Morin received a Bachelor of Science degree in Chemical Engineering (Petroleum Engineering emphasis) in 1978 from The Ohio State University and a Master of Business Administration degree from Cornell University in 2001.

For 2011, Mr. Morin will receive a base salary of $277,914, plus $72,000 of non-accountable living and vehicle allowances. Additionally, on March 4, 2011 he was granted stock-based incentive compensation of 39,750 restricted shares that vest 1/3rd one year from grant; 1/3rd two years from grant and 1/3rd three years from grant.

Upon termination of employment or resignation, for any reason (absent egregious circumstances), Stephen L. Heiter and Ronald J. Morin will be each be entitled to (a) six months severance until the end of 2011, and nine month's severance if employment is terminated after 2011, (b) stock option vesting, restricted stock vesting and bonuses shall be time-prorated for the period of employment during such year and bonuses shall be calculated based on the degree of achievement realized through the end of the preceding quarter of the employees' Incentive Compensation Plan Matrix pay-out for such year, (c) one year to exercise vested stock options, and (d) one year of existing health care coverage to be paid by them at employee rates.

The Company will provide additional information regarding the 2011 compensation and the restricted stock awards in our Proxy Statement for the 2011 Annual Meeting of Stockholders, which we will file in April 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARREN RESOURCES, INC.

Date: March 08, 2011	By:	/s/ Norman F. Swanton
Norman F. Swanton
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Form of 2011 Restricted Stock Award